March 20,2006

ABNAMRO Mortgage
4242 North Harlem Avenue
Norridge, IL 60706-1204
ATTN: Investor Reporting

RE: Officer's Certificate

Dear Master Servicer:

The undersigned Officer certifies the following for the 2005 fiscal year:

(A)
I have reviewed the activities and the performance of the Servicer during the preceding fiscal year under the terms of the Servicing Agreement, Trust Agreement, Pooling and Servicing Agreement and/or Seller/Servicer Guide and to the best of these Officer's knowledge, the Servicer has fulfilled all of its duties, responsibilities or obligations under these Agreements throughout such year, of if there has been a default or failure of the servicer to perform any of such duties, responsibilities or obligations, a description of each default or failure and the nature and status has been reported to ABN AMRO Mortgage ;

(B)	I have confirmed that the Servicer is currently and approved FNMA or FHLMC servicer in good standing;
(C)
I have confirmed that the Fidelity Bond, the Errors and Omissions Insurance Pohcy and any other bonds required under the terms of the Servicing Agreement, Trust Agreement, Pooling and Servicing Agreement and/or Seller/Servicer Guide are in full force and effect;

(D)
All premiums for each Hazard Insurance Policy, Flood Insurance Policy (if applicable) and Primary Mortgage Insurance Policy (if applicable), with respect to each Mortgaged Property, have been paid and that all such insurance policies are in full force and effect;

(E)
All real estate taxes, governmental assessments and any other expenses accrued and due, that if not paid could result in a lien or encumbrance on any Mortgaged Property, have been paid , or if any such costs or expenses have not been paid with respect to any Mortgaged Property, the reason for the non-payment has been reported to ABN AMRO Mortgage;

(F)	All Custodial Accounts have been reconciled and are properly funded; and
(G)	All annual reports of Foreclosure and Abandonment of Mortgaged Property required per section 6050H, 6050J and 6050P of the Internal Revenue Code, respectively, have been prepared and filed.

Certified By:

/s/ Michael L. Gross
Officer

Sr Vice President
Title

3-20-06
Date

5825 W. Sahara Avenue ▪ Las Vegas, NV 89102 ▪ ph 702.248.1156 ▪ fax 702.220.5443 ▪ www.usmortgagenv.com